Exhibit 14.1

FC GLOBAL REALTY INCORPORATED

CODE OF BUSINESS CONDUCT AND ETHICS

SCOPE

“FC Global Realty Incorporated,” (the “Company” or “Corporate Group”) as used throughout this Code, refers to the entire Corporate Group and is meant to include all subsidiaries and business offices of the Parent Company, both domestic and international, and all individuals employed therein. This Code is applicable to any executive, director, officer, manager, employee, healthcare professional or agent (including temporary employee or independent contractor/subcontractor) of the Parent Company or any of its Subsidiaries worldwide. All individuals subject to this Code are expected to read and sign it acknowledging their receipt and understanding of the contents herein.

INTRODUCTION

Our Company’s reputation for honesty, integrity, and adhering to the highest ethical standards and conduct is the sum of the personal reputations of our directors, officers, managers and employees. To protect this reputation and to promote compliance with laws, rules and regulations, this Code of Business Conduct and Ethics (the “Code”) has been adopted by our Board of Directors. We have a shared responsibility to make compliance and good business practices part of the fabric of the Company. This Code sets out the basic standards designed to deter wrongdoing and to promote honest and ethical conduct by our personnel and representatives.

This Code is only one aspect of our commitment to ethical conduct in our business operations. This Code is in addition to other policies, practices or instructions of our Company and its contents must be viewed within the framework of these other policies, practices, instructions and the requirements of the law. You must also be familiar and comply with all other policies contained in our Employee Handbook and any other policy otherwise applicable to you issued by either the Company or any of its respective subsidiaries.

This Code will not and cannot cover all situations. The absence of a specific corporate policy, practice or instruction covering a particular situation does not relieve you of the responsibility to exercise the highest ethical standards applicable to the circumstances.

Those who violate the standards set out in this Code will be subject to disciplinary action by the Company, up to and including termination and, depending on the nature of the violation, may also be subject to potential civil or criminal liabilities and penalties.

1.	HONEST AND ETHICAL CONDUCT

We, as a Company, require honest and ethical conduct from everyone subject to this Code. Each individual has a responsibility to all other executives, directors, officers, employees, healthcare professionals and agents of our Company, and to the Company itself, to act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts, allowing your independent judgment to be subordinated or being pressured into acting in an inappropriate or unethical manner.. Anyone subject to this Code is expected to conduct themselves in a manner consistent with the Company’s ethical and legal standards, without exception.

2.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

It is the Company’s policy and duty to conduct all business in an honest and lawful manner. As such, the Company, and all those subject to this Code, are required to comply with all applicable government laws, rules and regulations, both in letter and in spirit, at all times. Although you are not expected to know the details of all the applicable laws, rules and regulations, we expect you to seek advice from our Company’s in-house Legal Department if you have any questions about whether the mandate applies to a particular situation or what conduct may be required to comply with any law, rule or regulation. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code.

3.	REPORTING OF UNETHICAL OR ILLEGAL CONDUCT

The Company is dedicated to promoting ethical behavior. In furtherance of this goal, we have structured a compliance system designed to support legal and ethical actions in our Company. This system principally consists of our Chief Compliance Officer, who is our in-house Corporate Counsel, the Audit Committee and the Nominations and Corporate Governance Committee of our Board of Directors.

A.       Corporate Counsel / Chief Compliance Officer

Our Corporate Counsel is our Chief Compliance Officer. This individual is responsible for overseeing our compliance system and ensures that there is broad application and consistent interpretation of the standards within our Company. Corporate Counsel reports to either or both the Audit Committee or the Nominations and Corporate Governance Committee of the Board of Directors, as Corporate Counsel deems appropriate in each specific matter and in a manner compliant with the requirements of law, including the requirements of the Sarbanes-Oxley Act of 2002.

You may contact Corporate Counsel as follows:

Name:	Michele Pupach, Esq.

Mail:	FC Global Realty Incorporated
2300 Computer Drive, Building G
Willow Grove, PA 19090

Phone:	(215) 619-3286

E-mail:	’mpupach@fcglobalrealty.com

B.       Whistleblower / Compliance Hotline

We have established a Whistleblower / Compliance Hotline to provide a way for executives, directors, officers, employees, healthcare professionals and agents of the Company to anonymously report a concern or obtain information or advice. Employees and others may communicate suspected violations of law, policy, or other wrongdoing, as well as any concerns regarding questionable accounting or auditing matters (including deficiencies in internal controls) by contacting Lighthouse Services, Inc., a third-party contractor which we have engaged to receive communications about suspected violations, wrongdoing or questionable accounting matters. You can be assured that any information will be treated with confidence.

The Compliance Hotline is available 24 hours a day, 7 days a week, and 365 days a year. You may contact Lighthouse through any of the following methods:

Toll-Free Phone:	1-800-398-1496 (U.S.A. only)

Internationally:	See country listing on our Company website

Email:	reports@lighthouse-services.com

Mail:	Lighthouse Services, Inc.,
1710 Walton Rd, Suite 204,
Blue Bell, PA 19422

Lighthouse will accept anonymous reports, as well as reports in which the caller chooses to give his or her name. Calls to the Compliance Hotline will not be traced or recorded and callers may remain anonymous if they so choose. Representatives of the Compliance Hotline will listen to your concerns, ask questions and review the information provided. They will then forward your matter to the Company’s Corporate Counsel, who will take action appropriate and compliant with applicable legal requirements, including the requirements of the Sarbanes-Oxley Act of 2002.

When encountered with a compliance or ethical dilemma, employees are encouraged to talk to Supervisors, Human Resources or other appropriate personnel if in doubt about the best course of action. Employees should promptly report all violations of laws, rules, regulations or this Code to our Company’s in-house Legal Department. Any report or allegation of a violation of applicable laws, rules, regulations or this Code need not be signed and may be sent anonymously. All reports of violations of this Code, including reports sent anonymously, will be promptly investigated and, if found to be accurate, acted upon in a timely and appropriate manner. If any report of wrongdoing relates to accounting or financial reporting matters, or relates to persons involved in the development or implementation of our Company’s system of internal controls, a copy of the report will be promptly provided to the Chairman of the Audit Committee of the Board of Directors, who may participate in the investigation and resolution of the matter.

If there is a concern relating to the Company’s Corporate Counsel or another member of the Legal Department, it should be submitted in writing to the Chief Executive Officer of the Company at:

Name:	Vineet P. Bedi

Mailing Address:	FC Global Realty Incorporated
40 Ramland Road South, Suite 200
Orangeburg, NY 10962

Email:	vineet@fcglobalrealty.com

Phone:	(845) 398-1647

We understand that the confidentiality of the reports we receive is important. Every effort will be made to protect a Reporter’s identity whenever they interact with any element of the compliance system. In some instances, it may not be impossible to keep Reporter identity confidential because of the demands of conducting a thorough investigation or because of certain legal requirements. If you are concerned about confidentiality, you may consider placing an anonymous call to our Compliance Hotline. In the interest of confidentiality, if you are aware that someone has filed a report, you should refrain from informing other employees or persons of such unless you are providing additional information to the Corporate Counsel, Executive Personnel or Lighthouse Services regarding the reported matter. Please also refer to the separate Company Whistleblower Policy for additional details on reporting illegal or unethical conduct and the protections our Company provides.

5.        ANTI-RETALIANTION

The Company values the critical role its employees and agents play in protecting the integrity of our business. Employees who identify potential problems that the Company needs to address are crucial to the ongoing success of this Company. Thus, we strive to create an environment where employees and agents of our Corporate Group feel comfortable raising concerns without fear of retaliation. Retaliation is defined as any actual, recommended or threatened act (direct or indirect) in response to a report of ethical or legal concerns or misconduct, or in response to an employee’s cooperation with an investigation. Acts of retaliation include, but are not limited to:

●	filing a knowingly false report against an employee;

●	filing a report with the intent to threaten or damage the reputation of an employee;

●	taking any action against another employee which is considered retaliatory, including harassment, discrimination or bullying. (For more information on the Company’s policy against such actions, please refer to the Employee Handbook).

Actual or threatened retaliation against any individual who reports, in good faith, previous, existing, or potential ethical or legal misconduct is strictly prohibited. The Company does not condone any act(s) of retaliation against any employee or agent who brings forth a report and such acts will not be tolerated. Any employee who raises a concern or provides information in an investigation should continue to be treated with courtesy and respect. If you believe you have been retaliated against, or that retaliation has or is occurring to another employee, you must report the matter immediately to the Corporate Counsel or through the Whistleblower Hotline. All reports of retaliation will be investigated promptly and accordingly. If retaliation is found to have occurred, appropriate disciplinary action will be taken by the Company, up to and including termination of the employee(s) at fault.

We trust that our employees will appropriately escalate and report any existing or potential breaches of this Code, other Company policies and the law. We understand that employees may have certain rights, outside of this Company or as provided by law, in connection with reporting legal, compliance, ethical or other issues to regulatory, administrative or other governmental bodies. This Code is not intended to limit those rights or any protections that may be available in connection with reporting potential violations according to applicable law.

6.             CONFLICTS OF INTEREST

A “conflict of interest” exists when a person’s private interests improperly interfere in any way with the interests of our Company. As an employee and representative of the Company, your focus should be centered on furthering the interests of the Company. All actions and interests must not interfere with the ability of an executive, director, employee or agent’s ability to perform or work for our Company in an objective and effective manner. Personal gain and/or advantage must never take precedence over this goal. Employees must never use or attempt to use their position with this Company for the purpose of obtaining any improper personal benefit(s) (including loans, promises or gift(s) for yourself, family member(s) or other individual(s) or group(s) related to you in any way.

Actions or relationships that result in a personal conflict of interest are prohibited as a matter of Company policy, except as may be permitted through express approval or as otherwise approved in the guidelines of the Board of Directors. Even the appearance of a conflict may damage your reputation and/or that of the Company. Even if an activity seems unrelated to your personal role within the Company, you may be required to receive approval prior to engaging in the action.

Any actual or apparent conflict of interest between your personal and business relationships must be handled in an ethical manner. If you are unsure of whether or not a certain action poses a conflict, please contact a member of the Company’s Legal Department prior to engaging in the conduct, if possible, and they will review and make a determination. If you become aware of any transaction or relationship that reasonably could be expected to give rise to a conflict of interest, you should report it promptly to our Company’s Corporate Counsel, who will take action that is appropriate and compliant with applicable legal requirements, including the requirements of the Sarbanes-Oxley Act of 2002.

The following standards apply to certain common situations where potential conflicts of interest may arise. Although we do not intend to restrict the application of our policies by being too specific, we are describing below certain situations in which a conflict of interest may result:

A.        Gifts, Meals, Travel, Events and Entertainment

Company directors, officers, employees, healthcare professionals and agents acting on behalf of or representing the Company must not solicit or accept any gift, meal, travel, event or entertainment from customers, existing business affiliates (including contractors, suppliers, vendors and distributors) or potential affiliates of the Company that exceed accepted business practice within the industries in which the Company deals. Gifts, meals, travel, events and entertainment offered by entities doing business with our Company may be accepted only when offered in the ordinary course of the business relationship. Gifts, meals, travel, events and entertainment offered or provided to customers or affiliates must support the legitimate interests of the Company and abide by all applicable laws and regulations. Gifts, meals, travel, events or entertainment may not be offered or accepted if they could in any way be construed as a bribe or payoff.

At all times, we must remain cognizant of the business practices of our customers and affiliates. As such, we must respect their policies and procedures. The purpose of business gifts and entertainment is to create and maintain a good-will working relationship with the customers and affiliates with whom we do business. We must exercise good judgment when offering or accepting business gifts and entertainment. All offers and acceptances must be made according to the provisions set forth under this Code, unless otherwise specified to you in writing by the Corporate Counsel.

The provisions set forth below also apply to the relatives of Company directors, officers, and employees who maintain communication or relationships with any of our customers, business affiliates healthcare professionals or potential business affiliates.

1.       Gifts and Meals

Any gift or meal offered or received must not exceed $100 in value. Gifts of cash or cash equivalents (e.g. gift cards) may not be accepted. Meals or your attendance at a breakfast, lunch, dinner or other food-based event may be accepted if attendance is in accordance with customary business practice. For instance, dinner between directors, officers, or employees and existing or potential customers or affiliates is generally customary if the purpose of the dinner is to discuss business transactions. Company directors, officers or employees may not ask persons or affiliates of the Company for gifts, meals or to support any personally-sponsored function. Gifts may not be accepted or offered in exchange for doing, or promising to do, any favor or activity by the Company or in the course of business with the Company. Gifts of Company stock may not be offered or provided under any circumstances.

Gifts and meals voluntarily offered to or given by a person or affiliate must be reviewed with the Corporate Counsel to ensure they meet the acceptable criteria.

2.       Travel, Events and Entertainment

If a customer or affiliate invites you to an event involving out-of-town travel or overnight stay, do not accept the offer or confirm attendance without first consulting your Manager, Supervisor or the Corporate Counsel to gauge if there is an adequate business purpose for your attendance. If there is, the Company will pay for your travel, meals, overnight accommodations and attendance at the event.

Tickets to events (including sporting events and concerts) offered to you by a customer or affiliate for your personal or family use - without attendance or accompaniment by the customer or affiliate - are considered gifts. The offer to you for personal use of the homes, condominiums, private boats or aircrafts of any of our customers or affiliates is considered a gift of similar nature. Because such gifts are not offered in the context of ordinary business practices, they should not be accepted. The acceptance of event tickets is only acceptable when offered to a large group of our Company’s employees as part of an agreement between the Company and the customer or affiliate.

3.       Declining Gifts, Meals, Travel, Events and Entertainment

Any and all gifts or meals which have a value greater than the $100 amount or do not meet the “no cash” requirement must be immediately disclosed to the Corporate Counsel. If you are offered a gift, meal, travel arrangement, event ticket or other entertainment that exceeds any of the limitations noted above, you must decline the offer and explain the Company’s rules under this Code. If you are unsure as to the acceptability or appropriateness of any gift, meal, or entertainment proposed to you, you must consult with the Corporate Counsel prior to acceptance or taking any action. The Corporate Counsel will report such gifts to the appropriate committee on the Board of Directors, which will determine how such gifts should be handled.

4.       Changes

Additional rules specifying changes in permissions and restrictions on the acceptance of gifts, meals, events or entertainment are subject to change at any time due to new or anticipated updates in government laws, agency regulations, or acceptable industry practice. In the event of such changes, the company’s Board members, executives, directors, officers, employees and healthcare professionals will all be notified immediately by the Corporate Counsel.

B.       Financial Interests In Other Organizations

The determination whether any outside investment, financial arrangement or other interest in another organization is improper depends on the facts and circumstances of each case. Your ownership of an interest in another organization may be inappropriate if the other organization has a material business relationship with, or is a direct competitor of, the Company or any of its subsidiaries and your financial interest is of such a size that your ability to exercise independent judgment on behalf of our Company is or may appear to be compromised. As a general rule, a passive investment would not likely be considered improper if it: (i) is in publicly traded shares; (ii) represents less than 1% of the outstanding equity of the organization in question; and (iii) represents less than 5% of your net worth. Other interests may also be allowable but will need to be reviewed by the Company on an individual basis, depending on the circumstances and nature of the interest. For questions or inquiries as to whether your existing or potential interests in another company present a Conflict of Interest under this Code, please contact Corporate Counsel.

C.        Outside Business Activities

The determination of whether any outside position an employee may hold is improper will depend on the facts and circumstances of each case. Your involvement in trade associations, professional societies, and charitable and similar organizations will not normally be viewed as improper. However, if those activities are likely to conflict with your responsibilities to our Company, you should obtain prior approval from your manager or supervisor. Other outside associations or activities in which you may be involved are likely to be viewed as improper if they do or could interfere with your ability to devote proper time and attention to your responsibilities to our Company, or if your involvement is with another Company with which the Company or any of its subsidiaries does business or competes. For a director, employment or affiliation with a Company with which the Company does business or competes must be fully disclosed to our Company’s Board of Directors or the Nominations and Corporate Governance Committee of the Board of Directors and must satisfy any other standards established by applicable law, rule (including those of any applicable stock exchange or market on which our Company’s securities trade) or regulation and any other corporate governance guidelines that the Company has or may establish.

D.        Corporate Opportunities

You are prohibited from taking for yourself, personally, opportunities that are discovered through the use of Company property, information or position, unless the Board of Directors has specifically declined to pursue the opportunity. You may not use Company property, information, or position for personal gain, or to compete with our Company. You owe a duty to our Company to advance its legitimate interests whenever the opportunity to do so arises.

E.        Indirect Violations

You should not indirectly, through a spouse, family member, affiliate, friend, partner, or associate, have any interest or engage in any activity that would otherwise violate this Code if you personally had a direct interest or engaged in the activity. Any such relationship should be fully disclosed to our Company’s Corporate Counsel (or the Board of Directors or the Nominations and Corporate Governance Committee of the Board of Directors if you are a director of our Company), who will make a determination whether the relationship is inappropriate, based upon the standards set forth in this Code.

7.             FAIR DEALING

The Company competes fairly and in compliance with all applicable business competition laws worldwide. The integrity of our company and its employees is an integral part of our business practices and dealings. Our values demand that all representatives of the Company deal fairly with our Company’s customers, affiliates, suppliers, competitors, employees and other persons with whom the Company does business. No one acting for or on behalf of the Company is permitted to seek a competitive advantage through unethical and illegal business practices. All business transactions including bids, proposals, negotiations and contracts must be based strictly on fair dealing practices according to established criteria. The use of improper influence through manipulation, concealment of information, abuse of privileged information or power, misrepresentation of material facts and/or any other intentional unfair dealing practice is prohibited by this Code and will not be tolerated.

Violations of this Policy will result in disciplinary action by the Company, up to and including termination. Violators may also be subject to civil or criminal liabilities and penalties and potential legal action by the Company. For more information on fair dealing practices, please contact our in-house Corporate Counsel.

8.             PUBLIC DISCLOSURES AND FINANCIAL REPORTING RESPONSIBILITIES

As a publicly traded U.S. company, the Company must comply with various securities laws, regulations and reporting obligations. U.S. federal laws and this Company’s associated policies and procedures require that the Company disclose accurate and complete information regarding its business, financial condition and results from operations. It is our Company’s policy to provide full, fair, accurate, timely and understandable disclosure in all reports and documents that we file with, or submit to, the Securities and Exchange Commission and in all other public communications made by our Company. Inaccurate, incomplete or untimely reporting will not be tolerated and may result in legal liability.

Depending on their position with the Company, employees may be called upon to provide information to assure that the Company’s public reports are complete, fair and understandable. We expect all of our personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

9.             INSIDER TRADING

Insider trading is defined as the use of material, non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information. Such actions are both unethical and illegal. If you have access to material, non-public information concerning the Company or any of its subsidiaries, you are not permitted to use or share that information for stock trading purposes, or for any other purposes except the conduct of our Company’s business. All non-public information about our Company should be considered confidential information. The prohibition on insider trading applies both to our Company’s securities, as well as to securities of other companies if you learn of material non-public information about these companies in the course of your duties to the Company. Violations of this prohibition against insider trading may subject you to criminal or civil liability, in addition to disciplinary action by our Company. For further information on insider trading, please refer to the Insider Trading Policy or contact the Company’s Corporate Counsel.

10.	CONFIDENTIALITY

Confidential information is considered to be all material, non-public information that, if disclosed or publicized, might be of use to competitors of the Company or its subsidiaries or persons with whom our Company does business, and may result in harm to the Company. Confidential information includes, but is not limited to:

●	information regarding the Company’s intellectual property (such as trade secrets, patents, trademarks and copyrights),

●	customer information,

●	confidential employee and salary information,

●	business, marketing and service plans,

●	engineering and manufacturing ideas,

●	current and future product designs,

●	computer and paper databases and records, and

●	any unpublished financial data and reports.

Every executive, director, officer, employee, healthcare professional, agent or affiliate of the Company maintains a duty to retain the confidentiality of all such information entrusted to them by the Company. The sharing of Confidential Information with unauthorized individuals outside of the Company or unauthorized third-parties is prohibited.

Disclosure of such information may be required in some circumstances, including instances when disclosure is legally mandated by a state or government agency in the event of audit or investigation. If you approached by a government agency or subpoenaed for such information, you must, unless prohibited by law, inform the Company of that request so that the Company has an opportunity to review and/or content that request. Disclosure may otherwise be authorized by internal executives, Corporate Counsel or the Board of Directors for legitimate business purposes which may be precluded without the presentation of this information. In such instances, Corporate Counsel will advise as to when and what information is required and to whom it may be disclosed.

Employees who violate this confidentiality are subject to disciplinary action, up to and including dismissal, and possible civil or criminal penalties. The Company retains the right to take legal action against any individual who violates this Confidentiality policy. Should you have questions regarding what is considered confidential information, or would like to report a possible breach of confidentiality, please call our Compliance Hotline or contact our Corporate Counsel.

11.	INTERPRETATIONS AND WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

If you are uncertain whether a particular activity or relationship is improper under this Code or requires a waiver of this Code, you should disclose it to our Company’s Corporate Counsel (or the Board of Directors or Nominations and Corporate Governance Committee if you are a director or senior executive officer), who will make a determination first, whether a waiver of this Code is required and second, if required, whether a waiver will be granted. You may be required to agree to conditions before a waiver or a continuing waiver is granted. However, any waiver of this Code for an executive officer or director may be made only by the Company’s Board of Directors and will be promptly disclosed to the extent required by applicable law, rule (including any rule of any applicable stock exchange) or regulation.

12.        COMPLIANCE STANDARDS AND PROCEDURES

This Code is intended as a statement of basic principles and standards and does not include specific rules that apply to every situation. The absence of a specific corporate policy, practice or instruction covering a particular situation does not relieve you of the responsibility for exercising the highest ethical standards applicable to the circumstances.

In some situations, it is difficult to know right from wrong. Because this Code does not anticipate every situation that will arise, it is important that each of you approach a new question or problem in a deliberate fashion:

(a)	Determine if you know all the facts;

(b)	Identify exactly what it is that concerns you;

(c)	Discuss the problem with your Manager or Supervisor, Human Resources, or the Corporate Counsel;

(d)	Seek help from other resources such as other management personnel or our Corporate Counsel;

(e)	Contact our Compliance Hotline; and

(f)	Seek guidance before taking any action that you believe may be unethical or dishonest.

You will be governed by the following compliance standards:

●	Compliance with the law is mandatory;

●	You are personally responsible for your own conduct and for complying with all provisions of this Code and for properly reporting known or suspected violations;

●	If you are a supervisor, manager, director, officer or executive you must use your best efforts to ensure that employees understand and comply with this Code;

●	No one has the authority or right to order, request or even influence you to violate this Code or the law; a request or order from another person will not be an excuse for your violation of this Code;

●	Any attempt by you to induce another executive director, officer or employee of our Company to violate this Code, whether successful or not, is itself a violation of this Code and may be a violation of law;

●	Any retaliation or threat of retaliation against any executive, director, officer, employee or agent of our Company for refusing to violate this Code, or for reporting in good faith the violation or suspected violation of this Code, is itself a violation of this Code and our Whistleblower Policy and may be a violation of law; and

●	Every reported violation of this Code will be investigated.

Violation of any of the standards contained in this Code, or in any other policy, practice or instruction issued by the Company, can result in disciplinary actions, including dismissal and civil or criminal action against the violator. This Code should not be construed as a contract of employment and does not change any person’s status as an at-will employee. This Code is for the benefit of the Company, and no other person is entitled to enforce this Code. This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code. All Board Members, executives, managers, employees, healthcare professionals and some third-party agents are expected to read and understand this Code.

13.        QUESTIONS

If you have any questions regarding this policy, please contact the following individuals:

Name:	Michele Pupach, Esq.

Title:	Corporate Counsel &
Chief Compliance Officer

Address:	FC Global Realty Incorporated
2300 Computer Drive, Building G
Willow Grove, PA 19090

Phone:	215-619-3600

Fax:	215-657-5161

Email:	‘mpupach@fcglobalrealty.com

Adopted by Resolution of the Board of Directors, May 3, 2004

Amended by Resolution of the Board of Directors, October 29, 2015

Amended by Resolution of the Board of Directors, March 30, 2018